Exhibit 10.9

Summary of oral agreement between OnPoint Medical Diagnostics, Inc. (OnPoint) and Healthcare IP Partners, LLC (HIPP)

In February 2009, a verbal agreement was entered into between OnPoint and HIPP, whereby OnPoint would pay HIPP approximately $25,000 per month for office space, furniture, supplies, computer equipment, internal systems, telecommunications, and shared services including human resources, marketing, finance, legal and operations.  Invoicing would occur monthly, and OnPoint would make payments as adequate capital materialized through fundraising efforts.  Interest would not accrue nor would any late payment penalties and fees on outstanding invoices.